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                                                                    EXHIBIT 12.1

Hedstrom Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In Thousands, Except Ratio)





                                                                     FISCAL YEAR ENDED JULY 31,
                                                          -----------------------------------------------------
                                                            1996         1995        1994        1993        1992
Consolidated net income (loss)                            $ (8,116)    $   745     $(2,961)    $(1,916)    $    96
Loss from discontinued operations                         $      0     $   585     $ 3,180     $     0     $     0
Consolidated provision (benefit) for income taxes         $ (3,857)    $ 1,440     $  (663)    $   103     $   257
Fixed charges                                             $  5,896     $ 4,573     $ 2,512     $ 2,982     $ 2,728

TOTAL                                                     $ (6,077)    $ 7,343     $ 3,304     $   (67)    $ 3,081

FIXED CHARGES                                             $  5,896     $ 4,573     $ 2,982     $ 2,512     $ 2,728

interest on debt and capitalized leases                   $  5,896     $ 4,573     $ 2,982     $ 2,512     $ 2,728

TOTAL



RATIO  (DEFICIENCY) OF EARNINGS TO FIXED CHARGES(A)       $(11,973)      1.6x        1.1x      $(2,579)      1.1x

                                                                                    Proforma
                                                             Six Months Ended      Year Ended          Five Months Ended
                                                                 JUNE 30,          DECEMBER 31,           DECEMBER 31,
                                                             -----------------   ----------------   ---------------------
                                                                   1997                1996            1996        1995
Consolidated net income (loss)                                   $   (26)            $(3,552)       $(4,771)     $ (8,574)
Loss from discontinued operations                                                    $     0        $     0      $      0
Consolidated provision (benefit) for income taxes                $   573             $  (764)       $(2,869)     $ (4,074)
Fixed charges                                                    $14,260             $28,493        $ 2,115      $  1,773

TOTAL                                                            $14,807             $24,177        $(5,525)     $(10,875)

FIXED CHARGES                                                    $14,260             $28,493        $ 2,115      $  1,773

interest on debt and capitalized leases                          $14,260             $28,493        $ 2,115      $  1,773

TOTAL



RATIO  (DEFICIENCY) OF EARNINGS TO FIXED CHARGES(A)                 1.0x             $(4,316)       $(7,640)     $(12,648)


(A) If the ratio is less than 1.0x, the deficiency is shown